PVH CORP. REPORTS 2022 SECOND QUARTER RESULTS AND UPDATES FULL YEAR OUTLOOK

•Second quarter revenue decreased 8% to $2.132 billion compared to the prior year period (flat on a constant currency basis)
•Second quarter EPS
◦GAAP basis: $1.72 compared to guidance of approximately $2.20. Results included a $50 million pre-tax charge related to the Company’s decision to exit from its Russia business, not previously included in guidance
◦Non-GAAP basis: $2.08 compared to guidance of approximately $2.00
◦Included an increased negative impact of $0.35 per share related to foreign currency translation compared to guidance of approximately $0.25
•Full year revenue outlook: Projected to decrease 4% to 3% (increase 3% to 4% on a constant currency basis) compared to an increase of 1% to 2% (increase 6% to 7% on a constant current basis) previously
•Full year EPS outlook
◦GAAP basis: Approximately $7.64 compared to approximately $9.20 previously
◦Non-GAAP basis: Approximately $8.00 compared to approximately $9.00 previously
◦Includes increased negative impact of approximately $1.25 per share related to foreign currency translation compared to approximately $0.85 previously
•Company plans to reduce people costs in its global offices by approximately 10% in order to streamline its organization, drive efficiencies and fuel strategic investments in growth in line with the PVH+ Plan

New York - August 30, 2022 - PVH Corp. [NYSE: PVH] today reported its 2022 second quarter results and updated its full year outlook.
Stefan Larsson, Chief Executive Officer, commented, “Our Calvin Klein and Tommy Hilfiger businesses continued to exhibit underlying strength in the second quarter, despite the increasingly challenging macroeconomic environment as the quarter progressed. We continued to execute very well in Europe and Asia, where countries not currently impacted by COVID are performing significantly above pre-pandemic levels, while in North America we continue to be impacted by ongoing supply chain pressures.”

Mr. Larsson added, “In light of continued macroeconomic headwinds, we are intensifying our focus on driving growth through the disciplined execution of our brand-focused, direct-to-consumer and digitally-led PVH+ Plan, connecting Calvin Klein and TOMMY HILFIGER closer to the consumer than ever before. This intensified focus includes a strong emphasis on driving product strength and consumer engagement, significantly upgrading our supply chain capabilities to become more demand-driven, and simplifying how we work, resulting in substantial cost efficiencies. Our iconic global brands, Calvin Klein and TOMMY HILFIGER, have high consumer relevance, and we are in the early phase of the multi-year PVH+ journey to unlock their full potential.”

Zac Coughlin, Chief Financial Officer, said, “A critical element of our PVH+ Plan is to increase productivity and invest to grow. We are leaning into this work by streamlining our organization, implementing new ways of working and leveraging our scale. These actions will enable us to reduce people costs in our global offices by approximately 10% by the end of 2023 and reinvest strategically in digital, supply chain and consumer engagement connected to the PVH+ Plan. Through our strengthened execution, we remain committed to delivering strong returns for our shareholders and achieving our previously announced 2025 targets.”

PVH+ Plan Cost Efficiency Action:
In line with the fifth growth driver of the PVH+ Plan - drive efficiencies and invest in growth - the Company is taking steps to streamline its organization and simplify its ways of working. The Company plans to reduce people costs in its global offices by approximately 10% by the end of 2023 to drive efficiencies and enable continued strategic investments to fuel growth, including in digital, supply chain and consumer engagement. The Company expects these reductions will generate annual cost savings of over $100 million, net of continued strategic people investments.

Non-GAAP Amounts:
Amounts stated to be on a non-GAAP basis exclude the items that are defined or described in greater detail near the end of this release under the heading “Non-GAAP Exclusions.” Amounts stated on a constant currency basis also are deemed to be on a non-GAAP basis. Reconciliations of amounts on a GAAP basis to amounts on a non-GAAP basis are presented after the Non-GAAP Exclusions section and identify and quantify all excluded items.

Second Quarter Review:
•Revenue decreased 8% compared to the prior year period (flat on a constant currency basis), inclusive of a 6% negative impact related to (i) a 4% reduction resulting from the Heritage Brands transaction (as defined under the heading “Non-GAAP Exclusions”) and the exit from the Heritage Brands Retail business and (ii) a 2% reduction resulting from the war in Ukraine, including closures of Company stores in Russia, the cessation of wholesale shipments to Russia and Belarus, and a reduction in wholesale shipments to Ukraine.

The Company’s underlying revenue growth compared to the prior year period, excluding the negative impacts of the items discussed above and foreign currency translation, was primarily driven by solid performance in its international businesses. The Company continued to experience supply chain and logistics disruptions globally and impacts from the COVID-19 pandemic in China, in addition to an increasingly challenging macroeconomic environment, particularly affecting its North America wholesale business.

◦Direct-to-Consumer revenue decreased 5% compared to the prior year period (increased 3% on a constant currency basis), inclusive of a 3% reduction resulting from the exit of the Heritage Brands Retail business.

◦Wholesale revenue decreased 11% compared to the prior year period (decreased 3% on a constant currency basis), inclusive of a 5% reduction resulting from the Heritage Brands transaction.

◦Total Digital revenue decreased 7% compared to the prior year period (increased 4% on a constant currency basis). This includes the sales through the Company’s digital commerce businesses and sales to the digital businesses of its traditional and pure play wholesale customers reflected in the Direct-to-Consumer and Wholesale revenues above. Digital penetration as a percentage of total revenue was approximately 25%.

•Gross Margin was 57.2% as compared to 57.7% in the prior year period and included a negative impact of foreign currency translation of approximately 40 basis points.

•Inventory increased 19% as of the end of the quarter compared to the prior year period. Inventory levels at the start of the second quarter were lean, particularly in North America, where delayed receipts of inventory due to supply chain delays negatively impacted revenue. The increase in ending inventory compared to the prior year period was due to a combination of (i) abnormally low inventory levels in all regions in the prior year period, (ii) a planned increase in core product to mitigate the ongoing supply chain and logistics disruptions, and (iii) elevated inventory levels in the North America wholesale business due to lower than expected demand. In-transit inventory increased over 50% compared to the prior year period, primarily due to extended lead times from ongoing supply chain and logistics disruptions.

Second Quarter Consolidated Results:
•Revenue decreased 8% to $2.132 billion compared to the prior year period (flat on a constant currency basis).

◦Tommy Hilfiger revenue decreased 5% compared to the prior year period (increased 4% on a constant currency basis)
▪Tommy Hilfiger International revenue decreased 9% (increased 4% on a constant currency basis)
▪Tommy Hilfiger North America revenue increased 6%

◦Calvin Klein revenue decreased 1% compared to the prior year period (increased 6% on a constant currency basis)
▪Calvin Klein International revenue decreased 2% (increased 10% on a constant currency basis)
▪Calvin Klein North America revenue decreased 1%

◦Heritage Brands revenue decreased 44% compared to the prior year period, and includes a 37% decrease resulting from the Heritage Brands transaction and the exit from the Heritage Brands Retail business.

•Earnings before interest and taxes (“EBIT”) on a GAAP basis was $177 million, inclusive of a $29 million negative impact due to foreign currency translation, compared to $279 million in the prior year period. EBIT on a GAAP basis included net costs of $34 million in the current quarter and costs of $15 million in the prior year period described under the heading “Non-GAAP Exclusions” later in this release. EBIT on a non-GAAP basis for these periods excludes these amounts.

EBIT on a non-GAAP basis was $211 million, inclusive of a $29 million negative impact due to foreign currency translation, compared to $294 million in the prior year period. Excluding the negative impact of foreign currency translation, the decrease in EBIT on a non-GAAP basis was primarily driven by lower expenses in the prior year period, as stores in certain regions were closed and other stores were only beginning to re-open.

•Earnings per share (“EPS”) on a GAAP-basis was $1.72 compared to $2.51 in the prior year period. EPS on a non-GAAP basis was $2.08 compared to $2.72 in the prior year period. EPS on a GAAP basis for the current quarter included a $50 million pre-tax charge recorded in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments. EPS on both a GAAP and non-GAAP basis for the current quarter included the negative impacts of (i) $0.35 per share related to foreign currency translation and (ii) $0.17 per share related to the Company’s businesses in Russia, Belarus and Ukraine that have been significantly affected in the current quarter by the war in Ukraine, apart from the one-time noncash asset impairments discussed above. EPS on a GAAP basis for these periods also include the other amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for these periods exclude these amounts.

•Interest expense decreased to $20 million from $26 million in the prior year period.

•Effective tax rate was 26.4% on a GAAP basis as compared to 28.1% in the prior year period. The effective tax rate was 26.9% on a non-GAAP basis as compared to 26.2% in the prior year period.

Stock Repurchase Program:
Delivering on its commitment under the PVH+ Plan to return excess cash to shareholders, the Company repurchased 2.0 million shares of its common stock for $124 million during the second quarter of 2022 ($2.0 billion since inception) under the $3.0 billion stock repurchase program authorized by the Board of Directors.

2022 Outlook:
The Company has updated its full year 2022 revenue and EPS outlook to reflect its current expectations for the second half of 2022 based on the challenges in the macroeconomic environment and trends within the retail industry, including (i) lower consumer demand as a result of inflationary pressures, as consumers reduce discretionary spend and certain wholesale customers take a more cautious approach, particularly in North America and to a lesser extent in Europe, and (ii) a more promotional environment, particularly in the North America wholesale business, due to elevated inventory levels industry-wide compared to consumer demand in the region.

The Company’s updated full year 2022 outlook also reflects an increased negative impact of foreign currency translation and a reduction in the Company’s effective income tax rate as a result of a favorable change in the mix of earnings between tax jurisdictions and recognition of certain tax credits.

There continues to be significant uncertainty in the current macroeconomic environment due to the supply chain and logistics disruptions and inflationary pressures globally, the war in Ukraine, the COVID-19 pandemic and foreign currency volatility. The Company’s outlook assumes no material worsening of current conditions. The Company’s 2022 results could differ materially from its current outlook.

Full Year 2022 Guidance
•Revenue is projected to decrease 4% to 3% as compared to 2021 (increase 3% to 4% on a constant currency basis), inclusive of a 4% negative impact related to (i) a 2% reduction resulting from the Heritage Brands transaction and exit from the Heritage Brands Retail business and (ii) a 2% reduction resulting from the impact of the war in Ukraine.

•Operating margin is projected to be approximately 9%.

•EPS on a GAAP basis is projected to be approximately $7.64 compared to $13.25 in 2021. EPS on a non-GAAP basis is projected to be approximately $8.00 compared to $10.15 in 2021. The 2022 EPS projection on a GAAP basis includes a $50 million pre-tax charge recorded in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments. The 2022 EPS projections on both a GAAP and non-GAAP basis include the estimated negative impacts of (i) approximately $1.25 per share related to foreign currency translation and (ii) approximately $0.60 per share related to the Company’s businesses in Russia, Belarus and Ukraine that have been significantly affected in the current year by the war in Ukraine, apart from the one-time noncash asset impairments discussed above. EPS on a GAAP basis for these periods also include the other amounts for the applicable period described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis exclude these amounts.

•Interest expense is projected to decrease to approximately $85 million compared to $104 million in 2021 primarily due to the impact of voluntary debt repayments made in 2021.

•Effective tax rate is projected to increase as compared to 2021 and be approximately 24%.

Third Quarter 2022 Guidance
•Revenue is projected to decrease 5% to 4% as compared to the prior year period (increase 4% to 5% on a constant currency basis), reflecting a 2% reduction resulting from the impact of the war in Ukraine.

•EPS is projected to be in a range of $2.10 to $2.15 compared to $3.89 on a GAAP basis and $2.67 on a non-GAAP basis in the prior year period. The third quarter 2022 EPS projection includes the estimated negative impacts of (i) approximately $0.35 per share related to foreign currency translation and (ii) $0.18 per share related to the Company’s businesses in Russia, Belarus and Ukraine that have been significantly affected in the current year by the war in Ukraine. EPS on a GAAP basis for the prior year period also included the amounts described under the heading “Non-GAAP Exclusions” later in this release. EPS on a non-GAAP basis for the prior year period excluded these amounts.

•Interest expense is projected to decrease to approximately $20 million compared to $25 million in the prior year period.

•Effective tax rate is projected to be approximately 18%.

Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•Pre-tax charge of $50 million recorded in the second quarter of 2022 in connection with the Company’s decision to exit from its Russia business, primarily consisting of noncash asset impairments.
•Pre-tax gain of $16 million recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V.
•Pre-tax costs of $48 million incurred in 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs, of which $43 million was incurred in the first quarter, $2 million was incurred in the second quarter, and $2 million was incurred in the third quarter.
•Pre-tax costs of $21 million incurred in 2021 in connection with the exit from the Heritage Brands Retail business announced in July 2020 that was substantially completed in the second quarter of 2021, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs, of which $8 million was incurred in the first quarter and $13 million was incurred in the second quarter.
•Pre-tax net gain of $113 million recorded in the third quarter of 2021 in connection with the sale of certain intellectual property and other assets of the Company’s Heritage Brands business that closed on the first day of the third quarter of 2021 (the “Heritage Brands transaction”), which includes a gain on the sale, less costs to sell, a net gain on the Company’s retirement plans associated with the transaction, and severance costs.
•Pre-tax gain of $49 million recorded in the fourth quarter of 2021 related to the recognized actuarial gain on retirement plans.
•One-time discrete tax benefits of $152 million recorded in the fourth quarter of 2021 principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.
•Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s GAAP results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).

Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

Please see Tables 1 through 5 and the sections entitled “Reconciliations of 2022 Constant Currency Revenue” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

Contact:       Sheryl Freeman
(212) 381-3980
investorrelations@pvh.com

Conference Call Information:
The Company will host a conference call to discuss its second quarter earnings release on Wednesday, August 31, 2022 at 9:00 a.m. EDT. Please log on to the Company’s website at www.PVH.com and go to the Events page in the Investors section to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.PVH.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 7703357. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue, earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company’s ability to realize anticipated benefits and savings from divestitures, restructurings and similar plans, such as the planned cost efficiency action discussed in this press release, and the Company’s 2021 sale of certain intellectual property and other assets of, and exiting from, its Heritage Brands business to focus on its Calvin Klein and Tommy Hilfiger businesses; (iii) the Company has significant levels of outstanding debt and borrowing capacity and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iv) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores and its directly operated digital commerce sites, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy (including inflationary pressures like those currently being seen globally), fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, consumer sentiment and other factors; (v) the Company’s ability to manage its growth and inventory; (vi) quota restrictions, the imposition of safeguard controls and the imposition of new or increased duties or tariffs on goods from the countries where the Company or its licensees produce goods under its trademarks, any of which, among other things, could limit the ability to produce products in cost-effective countries, or in countries that have the labor and technical expertise needed, or require the Company to absorb costs or try to pass costs onto consumers, which could materially impact the Company’s revenue and profitability; (vii) the availability and cost of raw materials; (viii) the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced); (ix) the regulation or prohibition of the transaction of business with specific individuals or entities and their affiliates or goods manufactured in (or containing raw materials or components from) certain regions, such as the listing of a person or entity as a Specially Designated National or Blocked Person by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the issuance of Withhold Release Orders by the U.S. Customs and Border Patrol; (x) changes in available factory and shipping capacity, wage and shipping cost escalation, and store closures in any of the countries where the Company’s or its licensees’ or wholesale customers’ or other business partners’ stores are located or products are sold or produced or are planned to be sold or produced, as a result of civil conflict, war or terrorist acts, the threat of any of the foregoing, or political or labor instability, such as the current war in Ukraine that has led to the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, and the temporary cessation of business by many of its business partners in Ukraine; (xi) disease epidemics and health-related concerns, such as the ongoing COVID-19 pandemic, which could result in (and, in the case of the COVID-19 pandemic, has resulted in some of the following) supply-chain disruptions due to closed factories, reduced workforces and production capacity, shipping delays, container and trucker shortages, port congestion and other logistics problems, closed stores, and reduced consumer traffic and purchasing, or governments implement mandatory business closures, travel restrictions or the like, and market or other changes that could result (or, with respect to the COVID-19 pandemic, could continue to result) in shortages of inventory available to be delivered to the Company’s stores and customers, order cancellations and lost sales, as well as in noncash impairments of the Company’s goodwill and other intangible assets, operating lease right-of-use assets, and property, plant and equipment; (xii) actions taken towards sustainability and social and environmental responsibility as part of the Company’s sustainability and social and environmental strategy may not be achieved or may be perceived to be falsely claimed, which could diminish consumer trust in the Company’s brands, as well as the Company’s brands’ value; (xiii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; (xiv) significant fluctuations of the U.S. dollar against foreign currencies in which the Company transacts significant levels of business; (xv) the Company’s retirement plan expenses recorded throughout the year are calculated using actuarial valuations that incorporate assumptions and estimates about financial market, economic and demographic conditions, and differences between estimated and actual results give rise to gains and losses, which can be significant, that are recorded immediately in earnings, generally in the fourth quarter of the year; (xvi) the impact of new and revised tax legislation and regulations; and (xvii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. Reconciliations of these measures are included in the financial information following this Safe Harbor Statement, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.PVH.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Statements of Operations
(In millions, except per share data)

	Quarter Ended		Six Months Ended
	7/31/22	8/1/21	7/31/22	8/1/21

Net sales	$2,031.1	$2,221.5	$4,037.7	$4,202.0
Royalty revenue	78.3	72.9	168.3	150.6
Advertising and other revenue	22.6	18.8	48.7	39.9
Total revenue	$2,132.0	$2,313.2	$4,254.7	$4,392.5

Gross profit on net sales	$1,118.6	$1,241.9	$2,241.2	$2,372.2
Gross profit on royalty, advertising and other revenue	100.9	91.7	217.0	190.5
Total gross profit	1,219.5	1,333.6	2,458.2	2,562.7

Selling, general and administrative expenses	1,070.4	1,062.0	2,109.8	2,101.4

Non-service related pension and postretirement income	(3.2)	(3.3)	(6.8)	(7.3)

Equity in net income of unconsolidated affiliates	24.7	4.1	32.1	7.8

Earnings before interest and taxes	177.0	279.0	387.3	476.4

Interest expense, net	20.3	26.3	42.1	55.7

Pre-tax income	156.7	252.7	345.2	420.7

Income tax expense	41.4	70.9	96.8	139.2

Net income	115.3	181.8	248.4	281.5

Less: Net loss attributable to redeemable non-controlling interest (1)		(0.1)		(0.3)

Net income attributable to PVH Corp.	$115.3	$181.9	$248.4	$281.8

Diluted net income per common share attributable to PVH Corp. (2)	$1.72	$2.51	$3.66	$3.89

	Quarter Ended		Six Months Ended
	7/31/22	8/1/21	7/31/22	8/1/21

Depreciation and amortization expense	$75.4	$78.3	$152.2	$155.9

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)    The Company and Arvind Limited had a joint venture in Ethiopia in which the Company owned a 75% interest until May 31, 2021. The Company, since May 31, 2021, managed and effectively owned all economic interests in the joint venture. The Company closed in the fourth quarter of 2021 the manufacturing facility that was the joint venture’s sole operation.

(2)    Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures

The Company believes it is useful to investors to present its results for the periods ended July 31, 2022 and August 1, 2021 on a non-GAAP basis by excluding (i) the costs incurred in the second quarter of 2022 in connection with the Company’s decision to exit from its Russia business, including the closure of its retail stores in Russia and the cessation of its wholesale operations in Russia and Belarus, consisting of noncash asset impairments, contract termination and other costs, and severance; (ii) the gain recorded in the second quarter of 2022 in connection with the sale of the Company’s equity investment in Karl Lagerfeld Holding B.V. (the “Karl Lagerfeld transaction”); (iii) the costs incurred in the first and second quarters of 2021 in connection with actions announced in March 2021 to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of noncash asset impairments, severance, and contract termination and other costs; (iv) the costs incurred in the first and second quarters of 2021 related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets, and contract termination and other costs; and (v) the tax effects associated with the foregoing pre-tax items. The Company excludes these amounts because it deems them to be non-recurring or non-operational and believes that their exclusion (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The following table presents the non-GAAP measures that are discussed in this release. Please see Tables 1 through 5 for the reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended		Six Months Ended
	7/31/22	8/1/21	7/31/22	8/1/21

Non-GAAP Measures
Selling, general and administrative expenses (1)	$1,019.9	$1,047.1	$2,059.3	$2,035.2
Equity in net income of unconsolidated affiliates (2)	8.6		16.0
Earnings before interest and taxes (3)	211.4	293.9	421.7	542.6
Income tax expense (4)	51.5	70.2	106.9	150.9
Net income attributable to PVH Corp. (5)	139.6	197.5	272.7	336.3
Diluted net income per common share attributable to PVH Corp. (6)	$2.08	$2.72	$4.02	$4.64

(1) Please see Table 3 for the reconciliations of GAAP selling, general and administrative (“SG&A”) expenses to SG&A expenses on a non-GAAP basis.
(2) Please see Table 4 for the reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis.
(3) Please see Table 2 for the reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(4) Please see Table 5 for the reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(5) Please see Table 1 for the reconciliations of GAAP net income to net income on a non-GAAP basis.
(6) Please see Note A in Notes to Consolidated GAAP Statements of Operations for the reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/22	8/1/21	7/31/22	8/1/21

Net income attributable to PVH Corp.	$115.3	$181.9	$248.4	$281.8

Diluted net income per common share attributable to PVH Corp. (1)	$1.72	$2.51	$3.66	$3.89

Pre-tax items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint		1.8		45.1

SG&A expenses associated with exiting the Heritage Brands Retail business		13.1		21.1

SG&A expenses associated with the Company’s decision to exit from its Russia business	50.5		50.5

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)	(16.1)		(16.1)

Tax effects of the pre-tax items above (2)	(10.1)	0.7	(10.1)	(11.7)

Net income on a non-GAAP basis attributable to PVH Corp.	$139.6	$197.5	$272.7	$336.3

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp. (1)	$2.08	$2.72	$4.02	$4.64

(1) Please see Note A in Notes to the Consolidated GAAP Statements of Operations for the reconciliation of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/22	8/1/21	7/31/22	8/1/21

Earnings before interest and taxes	$177.0	$279.0	$387.3	$476.4

Items excluded:

SG&A expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint		1.8		45.1

SG&A expenses associated with exiting the Heritage Brands Retail business		13.1		21.1

SG&A expenses associated with the Company’s decision to exit from its Russia business	50.5		50.5

Gain in connection with the Karl Lagerfeld transaction (recorded in equity in net income of unconsolidated affiliates)	(16.1)		(16.1)

Earnings before interest and taxes on a non-GAAP basis	$211.4	$293.9	$421.7	$542.6

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions, except per share data)

Table 3 - Reconciliations of GAAP SG&A expenses to SG&A expenses on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/22	8/1/21	7/31/22	8/1/21

SG&A expenses	$1,070.4	$1,062.0	$2,109.8	$2,101.4

Items excluded:

Expenses associated with actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint		(1.8)		(45.1)

Expenses associated with exiting the Heritage Brands Retail business		(13.1)		(21.1)

Expenses associated with the Company’s decision to exit from its Russia business	(50.5)		(50.5)

SG&A expenses on a non-GAAP basis	$1,019.9	$1,047.1	$2,059.3	$2,035.2

Table 4 - Reconciliations of GAAP equity in net income of unconsolidated affiliates to equity in net income of unconsolidated affiliates on a non-GAAP basis

	Quarter Ended	Six Months Ended
	7/31/22	7/31/22

Equity in net income of unconsolidated affiliates	$24.7	$32.1

Item excluded:

Gain in connection with the Karl Lagerfeld transaction	(16.1)	(16.1)

Equity in net income of unconsolidated affiliates on a non-GAAP basis	$8.6	$16.0

Table 5 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended		Six Months Ended
	7/31/22	8/1/21	7/31/22	8/1/21

Income tax expense	$41.4	$70.9	$96.8	$139.2

Item excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	10.1	(0.7)	10.1	11.7

Income tax expense on a non-GAAP basis	$51.5	$70.2	$106.9	$150.9

(1) The estimated tax effects associated with the Company’s exclusions on a non-GAAP basis are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Notes to Consolidated GAAP Statements of Operations
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended			Quarter Ended
	7/31/22			8/1/21
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income attributable to PVH Corp.	$115.3	$(24.3)	$139.6	$181.9	$(15.6)	$197.5

Weighted average common shares	66.6		66.6	71.4		71.4
Weighted average dilutive securities	0.4		0.4	1.1		1.1
Total shares	67.0		67.0	72.5		72.5

Diluted net income per common share attributable to PVH Corp.	$1.72		$2.08	$2.51		$2.72

	Six Months Ended			Six Months Ended
	7/31/22			8/1/21
	GAAP		Non-GAAP	GAAP		Non-GAAP
	Results	Adjustments (1)	Results	Results	Adjustments (2)	Results

Net income attributable to PVH Corp.	$248.4	$(24.3)	$272.7	$281.8	$(54.5)	$336.3

Weighted average common shares	67.3		67.3	71.3		71.3
Weighted average dilutive securities	0.6		0.6	1.1		1.1
Total shares	67.9		67.9	72.4		72.4

Diluted net income per common share attributable to PVH Corp.	$3.66		$4.02	$3.89		$4.64

(1) Represents the impact on net income in the periods ended July 31, 2022 from the elimination of (i) the costs related to the Company’s decision to exit from its Russia business; (ii) the gain recorded in connection with the Karl Lagerfeld transaction; and (iii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the periods ended August 1, 2021 from the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; (ii) the costs related to exiting the Heritage Brands Retail business; and (iii) the tax effects associated with the foregoing pre-tax items. Please see Table 1 for the reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	7/31/22	8/1/21
ASSETS
Current Assets:
Cash and Cash Equivalents	$699.3	$1,152.6
Receivables	837.5	847.2
Inventories	1,689.9	1,421.3
Other	357.7	233.8
Assets Held For Sale		99.4
Total Current Assets	3,584.4	3,754.3
Property, Plant and Equipment	842.0	889.4
Operating Lease Right-of-Use Assets	1,230.3	1,476.3
Goodwill and Other Intangible Assets	5,897.5	6,323.8
Other Assets	368.1	353.5
	$11,922.3	$12,797.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$2,257.9	$2,073.0
Current Portion of Operating Lease Liabilities	348.2	407.9
Short-Term Borrowings	12.2	19.2
Current Portion of Long-Term Debt	38.2	29.7
Current Liabilities Related to Assets Held For Sale		1.6
Other Liabilities	789.7	1,111.7
Long-Term Portion of Operating Lease Liabilities	1,114.2	1,338.9
Long-Term Debt	2,155.5	2,782.5
Stockholders’ Equity	5,206.4	5,032.8
	$11,922.3	$12,797.3

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	7/31/22	8/1/21
Tommy Hilfiger North America
Net sales	$288.2	$273.9
Royalty revenue	17.1	15.4
Advertising and other revenue	4.2	3.6
Total	309.5	292.9

Tommy Hilfiger International
Net sales	749.5	826.3
Royalty revenue	14.9	13.1
Advertising and other revenue	4.6	3.2
Total	769.0	842.6

Total Tommy Hilfiger
Net sales	1,037.7	1,100.2
Royalty revenue	32.0	28.5
Advertising and other revenue	8.8	6.8
Total	1,078.5	1,135.5

Calvin Klein North America
Net sales	301.0	311.0
Royalty revenue	34.2	28.6
Advertising and other revenue	11.5	9.5
Total	346.7	349.1

Calvin Klein International
Net sales	549.2	560.6
Royalty revenue	11.9	11.0
Advertising and other revenue	2.2	1.7
Total	563.3	573.3

Total Calvin Klein
Net sales	850.2	871.6
Royalty revenue	46.1	39.6
Advertising and other revenue	13.7	11.2
Total	910.0	922.4

Heritage Brands Wholesale
Net sales	143.2	217.7
Royalty revenue	0.2	4.8
Advertising and other revenue	0.1	0.8
Total	143.5	223.3

Heritage Brands Retail
Net sales		32.0
Royalty revenue
Advertising and other revenue
Total		32.0

Total Heritage Brands
Net sales	143.2	249.7
Royalty revenue	0.2	4.8
Advertising and other revenue	0.1	0.8
Total	143.5	255.3

Total Revenue
Net sales	2,031.1	2,221.5
Royalty revenue	78.3	72.9
Advertising and other revenue	22.6	18.8
Total	$2,132.0	$2,313.2

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	7/31/22			8/1/21
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$(1.9)		$(1.9)	$24.7		$24.7

Tommy Hilfiger International	88.5	$(36.7)	125.2	164.8	$(1.4)	166.2

Total Tommy Hilfiger	86.6	(36.7)	123.3	189.5	(1.4)	190.9

Calvin Klein North America	21.9		21.9	39.7		39.7

Calvin Klein International	78.4	(13.8)	92.2	98.9	(0.4)	99.3

Total Calvin Klein	100.3	(13.8)	114.1	138.6	(0.4)	139.0

Heritage Brands Wholesale	13.4		13.4	22.2		22.2

Heritage Brands Retail				(20.6)	(13.1)	(7.5)

Total Heritage Brands	13.4		13.4	1.6	(13.1)	14.7

Corporate	(23.3)	16.1	(39.4)	(50.7)		(50.7)

Total earnings before interest and taxes	$177.0	$(34.4)	$211.4	$279.0	$(14.9)	$293.9

(1) The adjustments for the quarter ended July 31, 2022 represent the elimination of (i) the costs related to the Company’s decision to exit from its Russia business; and (ii) the gain recorded in connection with the Karl Lagerfeld transaction.

(2) The adjustments for the quarter ended August 1, 2021 represent the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; and (ii) the costs related to exiting the Heritage Brands Retail business.

PVH CORP.
Segment Data (continued)
(In millions)

REVENUE BY SEGMENT
	Six Months Ended	Six Months Ended
	7/31/22	8/1/21
Tommy Hilfiger North America
Net sales	$523.7	$478.6
Royalty revenue	37.9	33.0
Advertising and other revenue	9.4	8.1
Total	571.0	519.7

Tommy Hilfiger International
Net sales	1,539.8	1,636.3
Royalty revenue	29.4	26.0
Advertising and other revenue	9.2	7.2
Total	1,578.4	1,669.5

Total Tommy Hilfiger
Net sales	2,063.5	2,114.9
Royalty revenue	67.3	59.0
Advertising and other revenue	18.6	15.3
Total	2,149.4	2,189.2

Calvin Klein North America
Net sales	557.9	517.0
Royalty revenue	76.4	60.3
Advertising and other revenue	25.5	20.0
Total	659.8	597.3

Calvin Klein International
Net sales	1,107.8	1,085.6
Royalty revenue	24.2	21.5
Advertising and other revenue	4.4	3.2
Total	1,136.4	1,110.3

Total Calvin Klein
Net sales	1,665.7	1,602.6
Royalty revenue	100.6	81.8
Advertising and other revenue	29.9	23.2
Total	1,796.2	1,707.6

Heritage Brands Wholesale
Net sales	308.5	408.9
Royalty revenue	0.4	9.8
Advertising and other revenue	0.2	1.4
Total	309.1	420.1

Heritage Brands Retail
Net sales		75.6
Royalty revenue
Advertising and other revenue
Total		75.6

Total Heritage Brands
Net sales	308.5	484.5
Royalty revenue	0.4	9.8
Advertising and other revenue	0.2	1.4
Total	309.1	495.7

Total Revenue
Net sales	4,037.7	4,202.0
Royalty revenue	168.3	150.6
Advertising and other revenue	48.7	39.9
Total	$4,254.7	$4,392.5

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Six Months Ended			Six Months Ended
	7/31/22			8/1/21
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments (1)	Results	GAAP	Adjustments (2)	Results

Tommy Hilfiger North America	$(14.9)		$(14.9)	$19.6	$(1.7)	$21.3

Tommy Hilfiger International	227.9	$(36.7)	264.6	332.1	(7.1)	339.2

Total Tommy Hilfiger	213.0	(36.7)	249.7	351.7	(8.8)	360.5

Calvin Klein North America	33.6		33.6	38.9	(2.1)	41.0

Calvin Klein International	175.5	(13.8)	189.3	195.3	(5.7)	201.0

Total Calvin Klein	209.1	(13.8)	222.9	234.2	(7.8)	242.0

Heritage Brands Wholesale	30.2		30.2	43.4		43.4

Heritage Brands Retail				(33.9)	(21.1)	(12.8)

Total Heritage Brands	30.2		30.2	9.5	(21.1)	30.6

Corporate	(65.0)	16.1	(81.1)	(119.0)	(28.5)	(90.5)

Total earnings before interest and taxes	$387.3	$(34.4)	$421.7	$476.4	$(66.2)	$542.6

(1) The adjustments for the six months ended July 31, 2022 represent the elimination of (i) the costs related to the Company’s decision to exit from its Russia business; and (ii) the gain recorded in connection with the Karl Lagerfeld transaction.

(2) The adjustments for the six months ended August 1, 2021 represent the elimination of (i) the costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint; and (ii) the costs related to exiting the Heritage Brands Retail business.

PVH CORP.
Reconciliations of 2022 Constant Currency Revenue
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency revenue information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that transacts business in multiple currencies and reports financial information in U.S. dollars. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in U.S. dollars with respect to its foreign revenues. Exchange rate fluctuations can have a significant effect on reported revenues. The Company believes presenting constant currency revenue information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency exchange rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
The Company calculates constant currency revenue information by translating its foreign revenues for the relevant period into U.S. dollars at the average exchange rates in effect during the comparable prior year period (rather than at the actual exchange rates in effect during the relevant period).
Constant currency performance should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance calculated in accordance with GAAP. The constant currency revenue information presented may not be comparable to similarly described measures reported by other companies.

	GAAP Revenue		% Change
	Quarter Ended		GAAP	Negative Impact of Foreign Exchange	Constant Currency
	7/31/22	8/1/21

Tommy Hilfiger International	$769.0	$842.6	(8.7)%	(12.5)%	3.8%
Total Tommy Hilfiger	1,078.5	1,135.5	(5.0)%	(9.4)%	4.4%

Calvin Klein International	563.3	573.3	(1.7)%	(11.5)%	9.8%
Total Calvin Klein	910.0	922.4	(1.3)%	(7.3)%	6.0%

Total Revenue	$2,132.0	$2,313.2	(7.8)%	(7.7)%	(0.1)%

Total Direct-to-Consumer	$957.3	$1,010.2	(5.2)%	(8.0)%	2.8%
Wholesale	$1,073.8	$1,211.3	(11.4)%	(8.0)%	(3.4)%
Total Digital	$506.5	$543.4	(6.8)%	(10.5)%	3.7%

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its 2022 estimated results on a non-GAAP basis by excluding (i) the costs incurred in connection with the Company’s decision to exit from its Russia business, consisting of noncash asset impairments, contract termination and other costs, and severance; (ii) the gain recorded in connection with the Karl Lagerfeld transaction and; (iii) the estimated tax effects associated with the foregoing pre-tax items. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding the foregoing amounts.

The 2022 estimated results are presented on both a GAAP and non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems to be non-recurring or non-operational and believes that excluding them (i) facilitates comparing the results being reported against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company, and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the items described above are also the basis for certain incentive compensation calculations. The non-GAAP measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The information presented on a non-GAAP basis may not be comparable to similarly titled measures reported by other companies.

The estimated tax effects associated with the above pre-tax items are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each pre-tax item identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were identified as either primarily taxable or tax deductible, with the tax effect taken at the applicable income tax rate in the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

2022 Net Income Per Common Share Reconciliations

	Current Guidance	Previous Guidance
	Full Year 2022 (Estimated)	Full Year 2022 (Estimated)	Second Quarter 2022 (Estimated)

GAAP net income per common share attributable to PVH Corp.	Approximately $7.64	Approximately $9.20	Approximately $2.20
Estimated per common share impact of items identified as non-GAAP exclusions	$(0.36)	$0.20	$0.20
Net income per common share attributable to PVH Corp. on a non-GAAP basis	Approximately $8.00	Approximately $9.00	Approximately $2.00

The GAAP net income per common share attributable to PVH Corp. amounts presented in the above table, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of (i) acquisition, restructuring, divestment or similar transactions or activities, (ii) the timing and strategy of restructuring and integration initiatives or other one-time events, such as the cost efficiency action discussed in this release, that the Company engages in or suffers during the period, (iii) any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans, including the recent volatility in the financial markets, (iv) changes in the expected impacts of the pandemic and related supply chain and logistics disruptions, including vessel, container and other transportation shortages, labor shortages and port congestion globally, as well as unexpected production delays in any of the Company’s key sourcing countries, (v) changes in the expected impacts of inflationary pressures, as well as unexpected additional impacts of the war in Ukraine and its broader macroeconomic implications, or (vi) any discrete tax events including changes in tax rates or tax law and events arising from audits or the resolution of uncertain tax positions.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

Reconciliations of 2022 Constant Currency Revenue
	Full Year 2022 (Estimated)	Third Quarter 2022 (Estimated)

GAAP revenue decrease	(4)% to (3)%	(5)% to (4)%
Negative impact of foreign exchange	(7)%	(9)%
Non-GAAP revenue increase on a constant currency basis	3% to 4%	4% to 5%

Please refer to the section entitled “Reconciliations of 2022 Constant Currency Revenue” on page 18 of this release for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis
	Full Year 2021			Third Quarter 2021
	(Actual)			(Actual)
(In millions, except per share data)	Results Under GAAP	Adjustments (1)	Non-GAAP Results	Results Under GAAP	Adjustments (2)	Non-GAAP Results

Net income attributable to PVH Corp.	$952.3	$223.2	$729.1	$279.7	$87.6	$192.1
Total weighted average shares	71.9		71.9	72.0		72.0

Diluted net income per common share attributable to PVH Corp.	$13.25		$10.15	$3.89		$2.67

(1) Represents the impact on net income in the year ended January 30, 2022 from the elimination of (i) a $48.7 million recognized actuarial gain on retirement plans; (ii) $47.6 million of costs related to actions to reduce the Company’s workforce, primarily in international markets, and its real estate footprint, consisting of noncash asset impairments, severance, and contract termination and other costs; (iii) $21.1 million of costs related to exiting the Heritage Brands Retail business, consisting of severance and other termination benefits, accelerated amortization of lease assets and contract termination and other costs; (iv) a $118.9 million gain recorded in connection with the Heritage Brands transaction, which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (v) $5.5 million of costs related to the Heritage Brands transaction, consisting of severance; (vi) $22.3 million net tax expense associated with the foregoing pre-tax items; and (vii) a $152.1 million one-time discrete tax benefit principally resulting from a tax accounting method change made in conjunction with the Company’s 2020 U.S. federal income tax return.

(2) Represents the impact on net income in the quarter ended October 31, 2021 from the elimination of (i) a $118.9 million gain recorded in connection with the Heritage Brands transaction, which includes a gain on the sale, less costs to sell, and a net gain on the Company’s retirement plans associated with the transaction; (ii) $5.5 million of costs related to the Heritage Brands transaction, consisting of severance; (iii) $2.5 million of costs related to actions to streamline the Company’s organization through reductions in its workforce, primarily in certain international markets, and to reduce its real estate footprint, including reductions in office space and select store closures, consisting of severance; and (iv) $23.3 million net tax expense associated with the foregoing pre-tax items.